UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2003

STEWART ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

LOUISIANA (State or other jurisdiction of incorporation)	1-15449 (Commission File Number)	72-0693290 (I.R.S. Employer Identification No.)

110 Veterans Memorial Boulevard
Metairie, Louisiana 70005
(Address of principal executive offices) (Zip Code)

(504) 837-5880
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 5. Other Events
SIGNATURE

Item 5. Other Events

     On June 26, 2003 the Company issued the following press release.

CONTACT:	Kenneth C. Budde Stewart Enterprises, Inc. 110 Veterans Memorial Boulevard Metairie, Louisiana 70005 504/837-5880	FOR IMMEDIATE RELEASE

STEWART ENTERPRISES ANNOUNCES STOCK REPURCHASE PROGRAM

METAIRIE, LA, June 26, 2003 . . . Stewart Enterprises, Inc. (Nasdaq NMS: STEI) announced today that its Board of Directors has approved a new stock repurchase program that will allow the Company to invest up to $25.0 million in repurchases of its Class A common stock.

William E. Rowe, President and Chief Executive Officer stated, “As we evaluate our options for deployment of our free cash flow, we have determined that at certain stock price valuations, repurchasing our own stock would achieve a better return for our Company and our shareholders than other investments. We also believe that the current market valuation of our common stock does not adequately reflect the Company’s inherent value or future potential. The repurchase program is an effective way to reinvest in ourselves, while maintaining a strong balance sheet and sufficient financial resources to pursue other attractive investment opportunities that may become available.”

The Company has approximately 108.4 million common shares outstanding, of which approximately 104.8 million are Class A shares and 3.6 million are Class B shares. The repurchases will be limited to the Company’s Class A common stock and will be made in the open market or in privately negotiated transactions at such times and in such amounts as management deems appropriate, depending upon market conditions and other factors. The closing price of the Company’s Class A common stock on June 25, 2003 was $4.00 per share.

Under its bank credit facility, the Company can use up to $15.0 million per fiscal year to repurchase stock and pay dividends. That amount will increase to $25.0 million per fiscal year when the Company’s leverage ratio (essentially net debt divided by EBITDA) after giving effect to any such payments is 3.00 to 1.00 or less. The Company’s leverage ratio was 3.04 to 1.00 at April 30, 2003, and the Company expects the ratio to continue to improve so that the amount available for paying dividends and repurchasing stock will increase to $25.0 million in fiscal year 2004.

Statements made herein that are not historical facts are forward-looking statements. The Company’s actual investment results and potential future value could differ materially from those expressed in its forward-looking statements due to several important factors, including the following: the economy, death rate, competition and consumer preferences in the Company’s markets; the Company’s ability to increase prices, retain market share, and meet preneed sales targets; financial market conditions, including stock and bond prices and interest rates; the Company’s success with its internal growth strategies, operating initiatives, and cash flow initiatives; the effects, and timing of realization of tax benefits from asset sales; the effect of unanticipated legal proceedings and unanticipated outcomes of legal proceedings; and changes in accounting policies and practices adopted voluntarily or required to be adopted by generally accepted accounting principles. Such factors, and others, are more fully described in Item 5 of the Company’s Form 10-Q for the quarter ended April 30, 2003. The Company assumes no obligation to update information contained herein.

Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 301 funeral homes and 149 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis. The Company’s funeral homes offer a wide range of services and products including funeral services, cremation, transportation services, removal and preparation of remains, caskets and flowers. Its cemetery operations sell cemetery property, merchandise and services. Cemetery property includes lots, lawn crypts, and family and community mausoleums. Cemetery merchandise includes vaults, monuments and markers. Cemetery services include burial site openings and closings and inscriptions.

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STEWART ENTERPRISES, INC.

June 26, 2003	/s/ Michael G. Hymel

Michael G. Hymel Vice President Chief Accounting Officer Corporate Controller